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Exhibit 5

October 18, 2010

Cubist Pharmaceuticals, Inc.
65 Hayden Avenue
Lexington, Massachusetts 02421

Re: Cubist Pharmaceuticals, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

        This opinion is furnished to you in connection with the above-referenced registration statement (the "Registration Statement"), filed on or about the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Act"), for the registration of convertible senior notes due 2017 (the "Notes") of Cubist Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and the shares of common stock, par value $0.001 per share, of the Company which may be issued upon conversion of the Notes (the "Shares" and together with the Notes, the "Securities").

        The Notes are to be issued under an Indenture (the "Indenture") between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the "Trustee"). Certain terms of the Notes remain to be fixed by a Pricing Committee of the Board of Directors.

        We have acted as counsel for the Company in connection with the filing of the Registration Statement. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

        The opinions expressed below are limited to matters governed by the laws of the State of New York and to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

        In rendering the opinions set forth below, we have assumed that at the time of execution, authentication, issuance and delivery of the Notes that: (1) the Indenture is the valid and legally binding obligation of the Trustee; and (2) the Notes will have been duly authorized, executed and delivered by the Company.

        Based upon the foregoing, we are of the opinion that:

  1.
  When the definitive terms of the Notes have been determined and approved by authorized officers of the Company in accordance with the Indenture and duly authorized by the Board of Directors of the Company and the Pricing Committee thereof, and such Notes have been duly executed and authenticated as provided in the Indenture and delivered against payment therefor, such Notes will be the valid and legally binding obligations of the Company and will be entitled to the benefits of the Indenture, subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the rights and remedies of creditors and (ii) general principles of equity regardless of whether applied in proceedings in equity or law.

  2.
  The Shares, when issued and delivered upon conversion of the Notes, will be validly issued, fully paid and nonassessable.

        We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in any related prospectus or prospectus supplement under the caption "Validity of Notes." In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

        This opinion may be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

Very truly yours,
/s/ Ropes & Gray LLP
Ropes & Gray LLP

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  Exhibit 5